Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-266901 and 333-271662) and Form S-3 (Nos. 333-271664, 333-268972, 333-269729, 333-268722, and 333-272745) of Faraday Future Intelligent Electric Inc. of our report dated May 13, 2022 relating to the financial statements, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
August 21, 2023